SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                           FORM 8-K

                        CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)September 30, 1996


                         SANDATA, INC.
         (Exact Name of Registrant as Specified in Charter)



           Delaware                0-14401             11-2841799
(State or Other Jurisdiction    (Commission          (IRS Employer
      of Incorporation)         File Number)    Identification No.)



26 Harbor Park Drive, Port Washington, N.Y.               11050
(Address of Principal Executive Offices)                (Zip Code)


Registrant's telephone number, including area code  (516) 484-9060


__________________________________________________________________
   (Former Name or Former Address, if Changed Since Last Report)

SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    SANDATA, INC.
                                    (Registrant)



Date: October 1, 1996               By:  /s/ Bert E. Brodsky
                                       Bert E. Brodsky
                                       Chairman of the Board,
                                       President, Chief Executive
                                       Officer and Chief Financial
                                       Officer



Item 7.    Exhibits.



          See Exhibit 1, press release dated September 30, 1996.


FOR IMMEDIATE RELEASE                   Contact:  Caryn Carter/Alan
                                        Braverman
                                        Middleberg + Associates
                                        (212) 888-6610
                                        pr@middleberg.com



PORT WASHINGTON, NEW YORK, September 30, 1996 ---- SANDATA, INC. (NASDAQ:SAND) today announced that it has entered into a letter of intent to raise, on a "best efforts--all or none" basis, $1,500,000 pursuant to a private offering of an aggregate of 300,000 shares of Common Stock and five year warrants for the purchase of 150,000 shares of Common Stock at an exercise price of $7.00 per share. Neither the shares of Common Stock, the warrants nor the shares of Common Stock underlying the warrants will be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. However, the letter of intent contemplates that purchasers of such Units will be granted certain registration rights. In connection with such registration, it is contemplated that an additional 100,000 shares of the Company's Common Stock will be registered for certain security holders of the Company. Contemporaneously with the execution and delivery by the Company of the letter of intent, certain assignees of the placement agent acquired 100,000 shares of the Company's Common Stock at a purchase price of $3.00 per share. The Company is in the process of preparing the offering document and negotiating a placement agreement. No assurance can be given that the private offering will be consummated on the terms described herein or at all.